May 15, 2006

Reporters May Contact:
Eloise Hale, Bank of America Corporation, 704.387.0013
Eloise.Hale@bankofamerica.com

Bank of America Announces the Pricing of $1 Billion in Capital Securities

CHARLOTTE - Bank of America Corporation announced today that it has priced an offering of $1 billion aggregate liquidation amount of capital securities of BAC Capital Trust XI.  The securities are being offered for sale in the United States.  BAC Capital Trust XI has offered 1 million capital securities.  Each capital security will have a liquidation preference of $1,000.

The annual distribution rate on the capital securities is 6 5/8 percent.  Distributions will be paid semi-annually on May 23 and November 23 of each year, beginning on November 23, 2006.  The junior subordinated notes to be issued by Bank of America Corporation and held by the Trust are scheduled to mature in May 2036.

The securities are being underwritten by Banc of America Securities LLC, as sole book-running lead manager, and by Bear, Stearns & Co. Inc., BNY Capital Markets, Inc., Comerica Securities, Inc., HSBC, SunTrust Robinson Humphrey, Ramirez & Co., Inc. and The Williams Capital Group, L.P.  Closing is scheduled for May 23, 2006.

The securities are part of a shelf registration for trust preferred securities previously declared effective by the Securities and Exchange Commission.   The capital securities will not be listed on any stock exchange.

Copies of the prospectus relating to the offering may be obtained from Banc of America Securities LLC, 100 West 33rd Street, 3rd Floor New York, New York 10001, by calling 1-800-294-1322 or you may email a request to dg.prospectus_distribution@bofasecurities.com.

Bank of America is one of the world's largest financial institutions, serving individual consumers, small and middle market businesses and large corporations with a full range of banking, investing, asset management and other financial and risk-management products and services. The company provides unmatched convenience in the United States, serving more than 54 million consumer and small business relationships with more than 5,700 retail banking offices, more than 16,700 ATMs and award-winning online banking with more than 19 million active users. Bank of America is the No. 1 overall Small Business Administration (SBA) lender in the United States and the No. 1 SBA lender to minority-owned small businesses. The company serves clients in 175 countries and has relationships with 98 percent of the U.S. Fortune 500 companies and 79 percent of the Global Fortune 500.

###